June 14, 2024

LETTER AGREEMENT

AMG Pantheon Credit Solutions Fund

AMG Pantheon Credit Solutions Lead Fund, LLC

AMG Pantheon Credit Solutions Subsidiary Fund, LLC

680 Washington Boulevard, Suite 500

Stamford, Connecticut 06901

Re: Amended and Restated Expense Limitation and Reimbursement Agreement

Ladies and Gentlemen:

This Letter Agreement documents (i) an undertaking by Pantheon Ventures (US) LP (the “Adviser”) to limit the total operating expenses of AMG Pantheon Credit Solutions Fund (the “Fund”), AMG Pantheon Credit Solutions Lead Fund, LLC (the “Credit Solutions Lead Fund”), and AMG Pantheon Credit Solutions Subsidiary Fund, LLC (the “Credit Solutions Corporate Subsidiary,” and together with the Credit Solutions Lead Fund, the “Fund Subsidiaries”); and (ii) our agreement regarding the extent to which the Adviser will, under certain circumstances, receive payment from the Fund, the Credit Solutions Lead Fund, and the Credit Solutions Corporate Subsidiary as recoupment of certain amounts paid, waived, or reimbursed by the Adviser to the Fund, the Credit Solutions Lead Fund, and the Credit Solutions Corporate Subsidiary in fulfillment of an undertaking by the Adviser to limit the expenses of the Fund, the Credit Solutions Lead Fund, and the Credit Solutions Corporate Subsidiary. This Letter Agreement shall terminate in the event the Adviser ceases to be the investment adviser of the Fund or upon mutual agreement between the Adviser and the Fund’s Board of Trustees.

Effective as of June 14, 2024, and continuing until such time as this Letter Agreement is terminated in accordance with the terms set forth in the last sentence of the first paragraph of this Letter Agreement, the Adviser will waive fees that it would otherwise have been paid and/or assume expenses of the Fund and each Fund Subsidiary (a “Waiver”), in order to ensure that the Fund’s total annual operating expenses and each Fund Subsidiary’s total annual operating expenses (exclusive of certain “Excluded Expenses” listed below) do not exceed 0.75% of the average daily net assets attributable to the Fund and each Fund Subsidiary (the “Expense Limit”). “Excluded Expenses” include (a) the management fee and incentive fee paid by the Fund and the Fund Subsidiaries; (b) fees, expenses, allocations, carried interests, etc. of private funds, special purpose vehicles and co-investments in portfolio companies in which the Fund, a Fund Subsidiary, or any other subsidiary of the Fund (the Fund Subsidiaries and any other subsidiary of the Fund are each referred to as a “Subsidiary”) may invest; (c) acquired fund fees and expenses of the Fund and any Subsidiary; (d) transaction costs, including legal costs and brokerage commissions, of the Fund and any Subsidiary; (e) interest payments incurred by the Fund or a Subsidiary; (f) fees and expenses incurred in connection with any credit facilities obtained by the Fund or a Subsidiary; (g) the distribution and/or service fees (as applicable) paid by the Fund; (h) taxes of the Fund or a Subsidiary; (i) extraordinary expenses of the Fund or a Subsidiary (as determined in the sole discretion of the Adviser), which may include non-

recurring expenses such as, for example, litigation expenses and shareholder meeting expenses; (j) fees and expenses billed directly to any Subsidiary by any accounting firm for auditing, tax and other professional services provided to such Subsidiary; and (k) fees and expenses billed directly to any Subsidiary for custody and fund administration services provided to such Subsidiary. For a period not to exceed 36 months from the date the Fund or a Fund Subsidiary, as applicable, accrues a liability with respect to such amounts paid, waived or reimbursed by the Adviser, the Adviser may recoup amounts paid, waived, or reimbursed, provided that the amount of any such additional payment by the Fund and such Fund Subsidiary in any year, together with all other expenses of the Fund and such Fund Subsidiary, in the aggregate, would not would not cause the Fund’s total annual operating expenses and such Fund Subsidiary’s total annual operating expenses (exclusive of Excluded Expenses) in any such year to exceed either (i) the Expense Limit that was in effect at the time such amounts were paid, waived or reimbursed by the Adviser, or (ii) the Expense Limit that is in effect at the time of such additional payment by the Fund and such Fund Subsidiary.

Sincerely,

Pantheon Ventures (US) LP

By:	/s/ Kara Zanger
Name:	Kara Zanger
Title:	Authorised Signatory
Date:	19/6/2024

ACKNOWLEDGED AND ACCEPTED

AMG Pantheon Credit Solutions Fund

By:	/s/ Keitha L. Kinne
Name:	Keitha L. Kinne
Title:	Managing Director
Date:	June 14, 2024

AMG Pantheon Credit Solutions Lead Fund, LLC

By:	/s/ Keitha L. Kinne
Name:	Keitha L. Kinne
Title:	Managing Director
Date:	June 14, 2024

AMG Pantheon Credit Solutions Subsidiary Fund, LLC

By:	/s/ Keitha L. Kinne
Name:	Keitha L. Kinne
Title:	Managing Director
Date:	June 14, 2024